STRONG _________________, INC.
                            -STRONG _________________

                          STOCK SUBSCRIPTION AGREEMENT

To the Board of Directors of Strong _______________, Inc.:

         The undersigned purchaser (the "Purchaser") hereby subscribes to ______ shares (the "Shares") of common stock, $__ par value (the "Common Stock"), of Strong __________, Inc. - Strong ____________ Fund in consideration for which the Purchaser agrees to transfer to you upon demand cash in the amount of _____________________ Dollars ($___).

         It is understood that a certificate representing the Shares may be issued to the undersigned at the discretion of an officer of the Strong Income Funds, Inc. any time after receipt by you of payment therefore, and said Shares shall be deemed fully paid and nonassessable, except to the extent provided in
Section 180.0622(2)(b) of the Wisconsin Statutes, as interpreted by courts of competent jurisdiction, or any successor provision to said Section 180.0622(2)(b).

         The Purchaser agrees that the Shares are being purchased for investment with no present intention of reselling or redeeming said Shares.

         Dated and effective this __st day of __________, 200__.

                           STRONG FINANCIAL COPORATION

                          By: _________________________

                                   ACCEPTANCE

         The foregoing subscription is hereby accepted. Dated and effective as of this __st day of ___________, 200__.

                            STRONG ____________, INC.
                           Strong _______________ Fund

                          By: _________________________


                         Attest: _______________________